Exhibit 99.1

AVIAT NETWORKS 5200 Great America Parkway Santa Clara, CA 95054 Phone: 408 567 7000 Fax: 408 567 7111 WWW.AVIATNETWORKS.COM
July 9, 2010
Peter A. Feld
Jeffrey C. Smith
Ramius LLC
599 Lexington Avenue
New York, NY 10022
Dear Peter and Jeff,
I have received and reviewed your letter dated July 7, 2010 and appreciated our introductory conversation on the same day. As we would with any investor, especially one with a significant shareholding, we welcome your views regarding Aviat Networks and look forward to continuing a constructive dialogue with you.
As noted in your letter and included as part of the 13D you filed, our management has spent time with you to answer your questions about the Company and its businesses. As you acknowledged during our most recent call, the issues identified in your letter are ones on which the Board and management have been focused for some time.
Clearly, Aviat Networks needs to adjust the cost structure, concentrate on the right product portfolio and optimize its business model. We agree with your assessment that the Company is undervalued. These are issues on which the Board is actively engaged. The Board’s move in appointing me as CEO reflects a recognition of the need for change in order to implement the actions necessary to improve financial and operational performance and to deliver value to our shareholders.
As I communicated in our press release issued today, we plan to move promptly and decisively to put Aviat Networks on track to restore profitability and establish a platform to drive sustainable revenue growth. A number of those actions are already under way and will be announced in the near future.
Our focus, however, extends beyond the themes in your letter. We have a strong, international platform that provides a foundation for growth in a global marketplace. We must leverage that platform effectively and efficiently. In addition, we need to continue to innovate in order to enhance our product offering and expand our revenue opportunities and client base. I look forward to being able to present a comprehensive strategic plan to investors on the next earnings call.
Our management team and Board will consider all reasonable strategies to generate long-term sustainable growth. We trust that you are sincere in your stated desire to have a productive dialogue and look forward to your additional ideas on how Aviat Networks can enhance shareholder value.
Sincerely,
/s/Chuck Kissner
Chuck Kissner
Chairman and Chief Executive Officer